Exhibit 99.1
Kimberly-Clark Announces Third Quarter 2023 Results
Net sales up 2 percent, organic sales grew 5 percent
Revenue Growth Management program and productivity drive continued margin recovery
Company raises 2023 outlook

DALLAS, October 24, 2023 - Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2023 results. Comparisons are made versus the prior year period, unless otherwise noted.

“We delivered another strong quarter, with organic growth across all segments and continued margin progress,” said Kimberly-Clark Chairman and CEO Mike Hsu. “I’m proud of how our teams around the world are executing our growth strategy. Our innovation and commercial capabilities continue to enhance the value proposition of our brands, while strong execution of our revenue growth management and ongoing productivity programs enabled us to restore gross margin to pre-pandemic levels.”

Hsu continued, “Based on our year-to-date performance, we have raised our full-year outlook. We’re confident that continued investments in our brands and commercial programs will deliver superior value to our consumers and balanced and sustainable growth for our shareholders.”

Quarter Highlights
•Delivered net sales of $5.1 billion, up 2 percent, with organic sales growth of 5 percent.
•Gross margin was 35.8 percent, up 530 basis points versus the prior year, driven by favorable net revenue realization and productivity.
•Diluted earnings per share were $1.73; adjusted earnings per share were $1.74, up 24 percent versus prior year.
•Raised 2023 outlook for organic growth to 4% - 5%, and for adjusted earnings per share growth of 15% - 17%, with adjusted operating margin up 170 basis points at the midpoint versus last year.
Third Quarter 2023 Results
Third quarter sales of $5.1 billion increased 2 percent, with organic sales up 5 percent, driven by a 5 percent increase in price from ongoing revenue growth management programs and a 1 percent favorable product mix, offset by a 1 percent decrease in volume. Changes in foreign currency exchange rates decreased sales by approximately 2 percent and the divestiture of its tissue and K-C Professional business in Brazil decreased sales by approximately 1 percent.

In North America, organic sales increased 7 percent over last year, including increases of 9 percent in Personal Care, 4 percent in Consumer Tissue and 7 percent in K-C Professional.
Outside North America, organic sales were up 5 percent in developing and emerging (D&E) markets. Organic sales for developed markets (Australia, South Korea and Western/Central Europe) were in line with year ago.
Gross margin improved by 530 bps to 35.8 percent, with higher net revenue realization, cost savings and favorable input costs partially offset by unfavorable currency impacts and other manufacturing costs.
Third quarter operating profit was $774 million compared to $655 million last year, resulting in an operating margin of 15.1 percent. Operating profit increased by 18 percent, driven by higher gross profit including $90 million in FORCE (Focus on Reducing Costs Everywhere) savings and $75 million in lower input costs, partially offset by other manufacturing costs of $30 million, planned increases in marketing, research and general expenses, coupled with higher incentive compensation levels. Unfavorable currency effects impacted operating profit by $135 million during the quarter.
Net interest expense was $56 million, 19 percent lower than prior year.
Third quarter effective tax rate was 22.5 percent broadly in line with prior year. On an adjusted basis, the effective rate in the third quarter was 22.5 percent, compared to 22.3 percent prior year.
Net income of equity companies was $50 million compared to $29 million last year driven by Kimberly-Clark de Mexico.
Diluted EPS increased 25 percent to $1.73 on a reported basis. On an adjusted basis, EPS increased 24 percent to $1.74, driven primarily by the 18 percent increase in adjusted operating profit, in addition to gains in equity income.
Year-To-Date Results
For the first nine months of the year, sales of $15.5 billion increased 2 percent, with organic sales up 5 percent, driven by approximately 8 percent increase in price from ongoing revenue growth management programs and 1 percent from favorable product mix, offset by a 3 percent decrease in volume, with sequential improvements throughout the year. Changes in foreign currency exchange rates decreased sales by 3 percent, and the exit of our tissue and K-C Professional business in Brazil decreased sales slightly.
Gross margin improved by 400 basis points to 34.2 percent, and adjusted gross margin improved by 410 basis points to 34.3 percent with higher net revenue realization as well as cost savings from its FORCE program of $275 million more than offsetting higher input costs of $115 million and higher other manufacturing costs of $195 million.
Year-to-date operating profit was $1.7 billion in 2023 versus $2.0 billion in 2022. Results included non-cash impairment charges on intangible assets, higher marketing, research and general expenses, unfavorable impact from foreign currency, offset by the net benefit from the Brazil divestiture in the second quarter 2023.

Year-to-date adjusted operating profit was $2.3 billion in 2023 versus $1.9 billion in 2022. The increases from organic sales and the benefits from FORCE savings were partially offset by higher input costs and other manufacturing costs, marketing, research and general expenses, and unfavorable impact from foreign currency.
Through the last nine months, diluted earnings per share were $3.70 in 2023 compared to $4.22 last year. Year-to-date adjusted earnings per share were $5.06 compared to $4.09 last year.

Business Segment Net Sales Results

Q3 change vs year ago (%)	Volume	Price	Mix/Other	Exited Business(a)	Currency	Total(b)	Organic(c)
Personal Care	2	4	1	—	(5)	3	7
North America	6	2	1	—	—	9	9
D&E Markets	—	5	2	—	(12)	(4)	7
Developed Markets	(5)	5	1	—	—	2	2

Consumer Tissue	(4)	5	—	(3)	1	(1)	2
North America	(1)	5	—	—	—	4	4
D&E Markets	(9)	4	—	(14)	(1)	(21)	(5)
Developed Markets	(5)	6	—	—	3	5	2

KC Professional	(6)	9	1	(2)	—	2	4
North America	(1)	7	1	—	—	7	7
D&E Markets	(4)	9	—	(10)	(5)	(9)	6
Developed Markets	(20)	12	3	—	3	(1)	(4)

Consolidated	(1)	5	1	(1)	(2)	2	5

YTD change vs year ago (%)	Volume	Price	Mix/Other	Acquisition/Exited Business(a)	Currency	Total(b)	Organic(c)
Personal Care	(2)	6	1	—	(5)	—	5
North America	1	3	—	1	—	4	4
D&E Markets	(4)	9	2	—	(10)	(4)	6
Developed Markets	(5)	7	1	—	(4)	—	3

Consumer Tissue	(4)	8	—	(1)	(1)	1	4
North America	(1)	6	—	—	—	5	5
D&E Markets	(10)	9	—	(6)	(3)	(10)	(1)
Developed Markets	(6)	11	—	—	(2)	3	5

KC Professional	(5)	13	1	(1)	(2)	7	10
North America	(1)	12	—	—	—	11	12
D&E Markets	(5)	10	1	(4)	(6)	(3)	6
Developed Markets	(17)	19	4	—	(2)	4	6

Consolidated	(3)	8	1	—	(3)	2	5
(a)     Impact of the acquisition of Thinx Inc. and sale of Brazil tissue and K-C Professional business.
(b)     Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding and excludes intergeographic sales.
(c)     Combined impact of changes in volume, net price and mix/other.

Personal Care Segment
Personal Care sales of $2.7 billion increased 3 percent, while organic sales increased 7 percent, driven by healthy contributions from price, mix and volume. Innovation, solid commercial execution and supply improvements contributed to volume growth, led by a 6 percent increase in North America.
Third-quarter operating profit of $502 million increased 19 percent, with organic growth, cost savings and input cost tailwinds partially offset by higher marketing, research and general expenses and an unfavorable impact from foreign currency.
Consumer Tissue Segment
Consumer Tissue sales of $1.6 billion decreased 1 percent, including organic growth of 2 percent, with gains from price partially offset by volume. Organic growth of 4 percent in North America and 2 percent from Developed Markets drove the increase. Favorable revenue growth management and improving service levels contributed to top-line growth.
Third-quarter operating profit of $267 million increased 22 percent, with organic growth, lower input costs and cost savings partially offset by higher other manufacturing costs, higher marketing, research and general expenses and an unfavorable impact from foreign currency.
K-C Professional (KCP) Segment
KCP sales of $854 million increased 2 percent, including organic growth of 4 percent, driven by price and mix partially offset by volume. Strong revenue realization and share gains in North America were partly offset by lower volume due to the timing of price adjustments. Demand for its new solutions in the washroom business remains healthy.
Third-quarter operating profit of $168 million increased 41 percent, driven by continued focus on profitable growth and cost discipline.
Cash Flow and Balance Sheet
Year-to-date cash provided by operations was $2.3 billion compared to $1.7 billion last year. Year-to-date capital spending was $549 million compared to $679 million last year. The company returned $1.3 billion to shareholders through dividends and repurchases. The company completed share repurchases of 740 thousand shares at a cost of $97 million during the first nine months of the year. Total debt was $8.1 billion as of September 30, 2023 compared to $8.4 billion at the end of 2022.

2023 Outlook
The company updated its full year expectations for 2023 as summarized below.

Metric	Previous	Current
Organic sales growth	3% - 5%	4% - 5%
FX impact(a) on net sales	(2)%	~(3)%
Acquisition/(divestiture) impact on net sales	~(1)%	~(1)%
Net sales growth	0% - 2%	1% - 2%
Input cost impact on operating profit ($ million)	~$(100)	~$(50)
Other manufacturing cost ($ million)	~$(200)	~$(250)
FORCE savings ($ million)	in line with prior year	$300-$350
Adjusted operating margin	up 150 bps	up 170 bps
FX impact(b) on operating profit ($ million)	$(300) - $(400)	~($450)
Net interest expense	up high single	down high single
Effective tax rate	23% - 25%	23% - 24%
Adjusted EPS vs. last year	10% - 14%	15% - 17%
Capital expenditure ($ million)	$800-$900	~$800
(a)     Currency translation only
(b)     Currency transaction and translation impacts
This outlook reflects assumptions subject to change given the macro environment and does not include the impact of impairment charges, net benefit from sale of Brazil tissue and Professional business and pension settlements.
Supplemental Materials and Live Webcast
Supplemental materials will be available at 7:00 a.m. Central Time in the Investor Relations section of www.kimberly-clark.com. The company will host a live earnings webcast with investors and analysts on October 24, 2023 at 7:30 a.m. Central Time.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the fifth year in a row. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are

made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina and Türkiye, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including the war in Ukraine (including the related responses of consumers, customers and suppliers as well as sanctions issued by the U.S., the European Union, Russia or other countries), pandemics, epidemics, fluctuations in foreign currency exchange rates, prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliation tables:

•Sale of Brazil tissue and K-C Professional business. In the second quarter of 2023, we recognized a net benefit related to the sale of our Brazil tissue and K-C Professional business.
•Impairment of intangible assets. In the second quarter of 2023, we recognized non-cash charges related to the impairment of certain intangible assets related to Softex Indonesia and Thinx.
•Pension settlements. In 2022 and 2023, we recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
•Acquisition of controlling interest in Thinx. In the first quarter of 2022, the company completed the acquisition of a majority and controlling share of Thinx. As a result of this transaction, a net benefit was recognized primarily due to the nonrecurring, non-cash gain recognized related to the remeasurement of the carrying value of previously held equity investment to fair value partially offset by transaction and integration costs.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended September 30
	2023	2022	Change
Net Sales	$5,132	$5,053	+2%
Cost of products sold	3,294	3,510	-6%
Gross Profit	1,838	1,543	+19%
Marketing, research and general expenses	1,029	873	+18%
Other (income) and expense, net	35	15	+133%
Operating Profit	774	655	+18%
Nonoperating expense	(20)	(18)	+11%
Interest income	18	4	+350%
Interest expense	(74)	(73)	+1%
Income Before Income Taxes and Equity Interests	698	568	+23%
Provision for income taxes	(157)	(127)	+24%
Income Before Equity Interests	541	441	+23%
Share of net income of equity companies	50	29	+72%
Net Income	591	470	+26%
Net income attributable to noncontrolling interests	(4)	(3)	+33%
Net Income Attributable to Kimberly-Clark Corporation	$587	$467	+26%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.74	$1.38	+26%
Diluted	$1.73	$1.38	+25%

Cash Dividends Declared	$1.18	$1.16	+2%

Common Shares Outstanding	September 30
	2023	2022
Outstanding shares as of	338.0	337.5
Average diluted shares for three months ended	338.9	338.3

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Nine Months Ended September 30
	2023	2022	Change
Net Sales	$15,461	$15,211	+2%
Cost of products sold	10,166	10,619	-4%
Gross Profit	5,295	4,592	+15%
Marketing, research and general expenses	2,968	2,665	+11%
Impairment of intangible assets	658	—	N.M.
Other (income) and expense, net	(5)	(42)	-88%
Operating Profit	1,674	1,969	-15%
Nonoperating expense	(78)	(49)	+59%
Interest income	34	7	+386%
Interest expense	(223)	(206)	+8%
Income Before Income Taxes and Equity Interests	1,407	1,721	-18%
Provision for income taxes	(298)	(356)	-16%
Income Before Equity Interests	1,109	1,365	-19%
Share of net income of equity companies	143	81	+77%
Net Income	1,252	1,446	-13%
Net (income) loss attributable to noncontrolling interests	3	(19)	N.M.
Net Income Attributable to Kimberly-Clark Corporation	$1,255	$1,427	-12%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$3.71	$4.23	-12%
Diluted	$3.70	$4.22	-12%

Cash Dividends Declared	$3.54	$3.48	+2%

Common Shares Outstanding	September 30
	2023	2022
Average diluted shares for nine months ended	338.8	338.3

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2023
	As Reported	Pension Settlements	As Adjusted Non-GAAP
Nonoperating expense	$(20)	$(4)	$(16)
Provision for income taxes	(157)	1	(158)
Effective tax rate	22.5%	—	22.5%
Net Income Attributable to Kimberly-Clark Corporation	587	(3)	590
Diluted Earnings per Share(a)	1.73	(0.01)	1.74

	Three Months Ended September 30, 2022
	As Reported	Pension Settlements	As Adjusted Non-GAAP
Nonoperating expense	$(18)	$(10)	$(8)
Provision for income taxes	(127)	2	(129)
Effective tax rate	22.4%	—	22.3%
Net Income Attributable to Kimberly-Clark Corporation	467	(8)	475
Diluted Earnings per Share(a)	1.38	(0.02)	1.40
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2023
	As Reported	Sale of Brazil Tissue and K-C Professional Business	Impairment of Intangible Assets	Pension Settlements	As Adjusted Non-GAAP
Cost of products sold	$10,166	$15	$—	$—	$10,151
Gross Profit	5,295	(15)	—	—	5,310
Marketing, research and general expenses	2,968	15	—	—	2,953
Impairment of intangible assets	658	—	658	—	—
Other (income) and expense, net	(5)	(74)	—	—	69
Operating Profit	1,674	44	(658)	—	2,288
Nonoperating expense	(78)	—	—	(31)	(47)
Provision for income taxes	(298)	(18)	175	8	(463)
Effective tax rate	21.2%	—	—	—	22.6%
Net (income) loss attributable to noncontrolling interests	3	—	20	—	(17)
Net Income Attributable to Kimberly-Clark Corporation	1,255	26	(463)	(23)	1,715
Diluted Earnings per Share(a)	3.70	0.08	(1.36)	(0.07)	5.06

	Nine Months Ended September 30, 2022
	As Reported	Acquisition of Controlling Interest in Thinx	Pension Settlements	As Adjusted Non-GAAP
Marketing, research and general expenses	$2,665	$21	$—	$2,644
Other (income) and expense, net	(42)	(85)	—	43
Operating Profit	1,969	64	—	1,905
Nonoperating expense	(49)	—	(34)	(15)
Provision for income taxes	(356)	4	8	(368)
Effective tax rate	20.7%	—	—	21.8%
Net Income Attributable to Kimberly-Clark Corporation	1,427	68	(26)	1,385
Diluted Earnings per Share(a)	4.22	0.20	(0.08)	4.09
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$814	$427
Accounts receivable, net	2,298	2,280
Inventories	2,021	2,269
Other current assets	594	753
Total Current Assets	5,727	5,729
Property, Plant and Equipment, Net	7,700	7,885
Investments in Equity Companies	320	238
Goodwill	2,045	2,074
Other Intangible Assets, Net	197	851
Other Assets	1,164	1,193
TOTAL ASSETS	$17,153	$17,970

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$687	$844
Trade accounts payable	3,490	3,813
Accrued expenses and other current liabilities	2,259	2,289
Dividends payable	395	388
Total Current Liabilities	6,831	7,334
Long-Term Debt	7,403	7,578
Noncurrent Employee Benefits	656	654
Deferred Income Taxes	404	647
Other Liabilities	809	799
Redeemable Common and Preferred Securities of Subsidiaries	210	258
Stockholders' Equity
Kimberly-Clark Corporation	680	547
Noncontrolling Interests	160	153
Total Stockholders' Equity	840	700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,153	$17,970

2023 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Nine Months Ended September 30
	2023	2022
Operating Activities
Net income	$1,252	$1,446
Depreciation and amortization	566	568
Asset impairments	676	—
Gain on previously held equity investment in Thinx	—	(85)
Stock-based compensation	131	101
Deferred income taxes	(297)	(131)
Net (gains) losses on asset and business dispositions	(77)	14
Equity companies' earnings (in excess of) less than dividends paid	(74)	(21)
Operating working capital	111	(166)
Postretirement benefits	34	6
Other	5	10
Cash Provided by Operations	2,327	1,742
Investing Activities
Capital spending	(549)	(679)
Acquisition of business, net of cash acquired	—	(46)
Proceeds from asset and business dispositions	219	7
Investments in time deposits	(545)	(411)
Maturities of time deposits	605	632
Other	4	(20)
Cash Used for Investing	(266)	(517)
Financing Activities
Cash dividends paid	(1,189)	(1,167)
Change in short-term debt	(336)	487
Debt proceeds	357	—
Debt repayments	(350)	(312)
Proceeds from exercise of stock options	97	84
Acquisitions of common stock for the treasury	(95)	(74)
Cash paid for redemption of common securities of Thinx	(48)	—
Cash dividends paid to noncontrolling interests	(16)	(82)
Other	(40)	(45)
Cash Used for Financing	(1,620)	(1,109)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(54)	(24)
Change in Cash and Cash Equivalents	387	92
Cash and Cash Equivalents - Beginning of Period	427	270
Cash and Cash Equivalents - End of Period	$814	$362

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2023	2022	Change	2023	2022	Change
NET SALES
Personal Care	$2,700	$2,628	+3%	$8,089	$8,067	—
Consumer Tissue	1,567	1,578	-1%	4,750	4,683	+1%
K-C Professional	854	836	+2%	2,588	2,418	+7%
Corporate & Other	11	11	N.M.	34	43	N.M.
TOTAL NET SALES	$5,132	$5,053	+2%	$15,461	$15,211	+2%

OPERATING PROFIT
Personal Care	$502	$423	+19%	$1,461	$1,364	+7%
Consumer Tissue	267	218	+22%	707	567	+25%
K-C Professional	168	119	+41%	514	294	+75%
Corporate & Other(a)	(128)	(90)	N.M.	(1,013)	(298)	N.M.
Other (income) and expense, net(a)	35	15	+133%	(5)	(42)	-88%
TOTAL OPERATING PROFIT	$774	$655	+18%	$1,674	$1,969	-15%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2023

ESTIMATED FULL YEAR 2023 DILUTED EARNINGS PER SHARE VS. PRIOR YEAR	Estimated Range

Adjusted diluted earnings per share vs. prior year	15%	-	17%
Impact from:
Sale of Brazil tissue and K-C Professional business	1%	-	1%
Impairment of intangible assets	(24)%	-	(24)%
Pension settlements	(2)%	-	(1)%
Diluted earnings per share vs. prior year	(10)%	-	(7)%

Investor Relations contact: Christina Cheng, KC.InvestorRelations@kcc.com
Media Relations contact: David Kellis, media.relations@kcc.com

[KMB-F]
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